Exhibit 10.5

FIRST AMENDMENT TO THE

EMPLOYMENT AGREEMENT BETWEEN
FIRST BUSEY CORPORATION
AND ROBERT PLECKI

WHEREAS, First Busey Corporation (“First Busey”) has succeeded to that certain Employment Agreement by and between ROBERT PLECKI (the “Executive”) and Main Street Trust, Inc. dated July 30, 2007 (the “Agreement”);

WHEREAS, First Busey and the Executive desire to amend certain provisions of the Agreement in order to bring such provisions into compliance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (and guidance issued thereunder) (collectively referred to herein as “Section 409A”);

WHEREAS, the parties desire to amend the attorneys’ fees provisions of the Agreement; and

WHEREAS, the parties desire to amend the Agreement on the terms hereinafter set forth.

NOW, THEREFORE, BE IT RESOLVED for good and valuable consideration, including the benefit to the parties of complying with the requirements of Section 409A, the sufficiency of which is agreed and acknowledged by the parties hereto, effective as of the 16th day of December, 2008, the Agreement be and is hereby amended in the following particulars:

1.             The following sentence shall be added following the last sentence of subsection 3(b) Discretionary Performance Bonus:

“Payment of such bonus(es) will be made as soon as practicable, but in no event later than two and one-half (2½) months following the end of the calendar year in which earned.”

2.             The following sentence shall be added following the last sentence of subsections 3(e) Club Membership and 3(f) Reimbursement of Expenses:

“Such reimbursement payments will be made as soon as practicable, and when taxable to Executive, shall be made in no event later than two and one-half (2½) months following the end of the year in which the corresponding expenses are incurred.”

3.             The following sentence shall be added as an introductory paragraph in Section 4, before subsection (a):

“Executive’s employment during the term of this Agreement may be terminated by First Busey or Executive without any breach of this Agreement only under the circumstances described in this Section 4 (where such termination constitutes a “separation from service” pursuant to Code Section 409A of the Internal Revenue Code of 1986 as amended (and guidance issued thereunder) (“Section 409A”)), other than the termination of this Agreement pursuant to Sections 4(e) and 4(f).”

4.             The last sentence of Section 4(g)(iv) of the Agreement is amended by adding the following to the end thereof:

“; provided, however, that any such specification by First Busey or Executive shall not be effective where it would result in an imposition of any additional income tax under Section 409A.”

5.             The first sentence of Section 4(i) of the Agreement is amended by replacing with phrase “defined under Code Section 409A(a)(2)(B)” with the phrase “as defined herein.”

6.             Section 4(i) of the Agreement is amended by adding the following to the end thereof:

“The term “Specified Employee” shall mean any person who holds a position with First Busey of senior vice president or higher and has compensation greater than that stated in Code Section 416(i)(1)(A)(i). The determination of whether the Executive is a Specified Employee will be based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”).  If Executive is determined to be a Specified Employee during the identification period he shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1st following the close of such identification period.  For purposes of determining whether Executive is a Specified Employee under Code Section 416(i), compensation shall mean Executive’s W-2 compensation as reported by First Busey for a particular calendar year.”

7.             Section 8 of the Agreement is amended by adding the following as Section 8(h):

“(h)         Section 409A.

(i)            To the extent that any of the terms and conditions contained herein which were modified by the First Amendment (the “Amendment”) constitute an amendment or modification of the time or manner of payment under a non-qualified deferred compensation plan (as defined under Code Section 409A (and the guidance issued thereunder) (collectively referred to herein as “Code Section 409A”)), then to the extent necessary under the transitional guidance under Internal Revenue Service Notice 2007-86, this Agreement, as amended by the Amendment, constitutes an amendment to, and a new election under, such deferred compensation plan, in order to properly modify the time or manner of payment consistent with such guidance.

(ii)           It is intended that the Agreement shall comply with the provisions of Section 409A and the Treasury regulations relating thereto so as not to subject Executive to the payment of additional taxes and interest under Section 409A.  In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Section 409A would result in the Executive being subject to payment of additional income taxes or interest under Section 409A, the parties agree to amend the Agreement to maintain to the maximum extent practicable the original intent of the Agreement while avoiding the application of such taxes or interest under Section 409A.”

8.             Section 7(e) is amended to read as follows:

“(e)         Prevailing Party Legal Fees. Should either party initiate any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding; provided, that reasonable attorneys’ fees shall be limited to the fees of the last attorney to represent the party and to the lesser of the fees incurred as a result of the reasonable hourly rate of the attorney or any contingent or other arrangement for the payment of legal fees.  The payment, if any, of costs and expenses to Executive under this Section 8(e) shall be made no later than two and one-half (2½) months following the end of the year in which a final adjudication is made in the action.”

[Signature page to follow]

All other provisions of the Agreement remain as written.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above set forth.

FIRST BUSEY CORPORATION			EXECUTIVE

By:	/s/ DAVID B. WHITE		/s/ ROBERT F. PLECKI
	Name	David B. White	Robert Plecki
	Title	COO